Exhibit 107

Calculation of Filing Fee Table

424(b)(2)

(Form Type)

Digital Realty Trust, L.P.

Digital Realty Trust, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)

Digital Realty Trust, L.P.

Debt	5.550% Notes due 2028	Rule 457(r)	$550,000,000	99.918%	$549,549,000	0.0000927	$50,943.20

Digital Realty Trust, Inc.

Debt	Guarantees of 5.550% Notes due 2028 (2)	Rule 457(n)	—	—	—	—	—

Total Offering Amounts							$50,943.20

Total Fees Previously Paid							—

Total Fee Offsets							—

Net Fee Due							$50,943.20

(1)

The registration fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the registrants’ Registration Statements on Form S-3 (Nos. 333-237232 and 333-237232-01), in accordance with Rules 456(b) and 457(r) under the Securities Act.

(2)	No separate consideration will be received for the guarantees. Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable with respect to the guarantees being registered hereby.